EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean O’Connor

LeCroy Corporation

Tel: 845-425-2000

LeCroy Corporation Adopts Share Repurchase Plan

Board Authorizes Repurchase of Up to 2 Million Shares

CHESTNUT RIDGE, N.Y.--May 25, 2006--LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced that its Board of Directors has approved the adoption of a share repurchase plan authorizing the Company to purchase up to 2 million shares of its common stock. This amount represents over 15% of the Company's shares outstanding.

"The share repurchase program reflects our confidence in LeCroy's growth prospects and our commitment to maximizing shareholder value," said LeCroy President and Chief Executive Officer Tom Reslewic. "Our recently amended credit agreement, which increases our Revolver from $25 million to $50 million, as well as our solid balance sheet and strong free cash flow will provide us with the financial flexibility to support our growth strategy, including the ability to make accretive acquisitions."

As authorized by the Board, the Company may purchase up to 2 million shares of its common stock from time to time on the open market and in privately negotiated transactions. The timing of these purchases is dependent upon several factors, including market conditions, the market price of the Company's common stock, the effect of the share dilution on earnings, available cash and any other potential risks the Company may encounter. Unless the Company subsequently adopts an issuer Rule 10b5-1 Plan, the Company does not intend to purchase shares during its self-imposed trading "black-out" periods, which typically occur near the end of a fiscal quarter in anticipation of the public release of earnings but which may occur at any time without public notice. This share repurchase plan may be discontinued at any time at the discretion of the Company.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

4

Safe Harbor

This release contains forward-looking statements, including those pertaining to LeCroy's stock repurchase program, confidence in its growth prospects, financial flexibility to support its growth strategy, including its ability to make acquisitions. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products, the development of future products and the Company's ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the SEC.

5